Erich Hofer

Turmstrasse 25

8330 Pfäaffikon

Switzerland

28th of December 2018

Brian Adair, Frank Mueller

Board of Directors

Santa Fe Gold Corporation

3544 Rio Grande Blvd., NW

Albuquerque, NM  87107

Dear Sits:

It is with regret that I tender my resignation from the Santa Fe Gold Corporation board of directors, effective immediately.

I am grateful for having had the opportunity to serve on the board of this fine organization for the past 6 years, and I offer my best wishes for its continued success.

Sincerely,

/s/ Erich Hofer

Erich Hofer